UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2004

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568
(Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Item 9. Regulation FD Disclosure.

On April 22, 2004, Simpson Manufacturing Co., Inc. announced its first quarter 2004 earnings in a press release reproduced below:

PRESS RELEASE — April 22, 2004

SIMPSON MANUFACTURING CO., INC.

ANNOUNCES FIRST QUARTER EARNINGS

Dublin, CA — Simpson Manufacturing Co., Inc. (the “Company”) announced today that its 2004 first quarter net sales increased 37.3% to $159,915,734 as compared to net sales of $116,456,180 for the first quarter of 2003. Net income increased 62.8% to $17,949,470 for the first quarter of 2004 as compared to net income of $11,024,902 for the first quarter of 2003. Diluted net income per common share was $0.73 for the first quarter of 2004 as compared to $0.44 for the first quarter of 2003. The Company’s management considers the first quarter of 2004 performance to be extraordinary and may not be representative of future performance.

In the first quarter of 2004, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the southern and northeastern regions. Simpson Strong-Tie’s first quarter sales increased 42.0% over the same quarter last year, while Simpson Dura-Vent’s sales increased 8.3%. Lumber dealers, dealer distributors and home centers were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s Strong-Wall, engineered wood products and core products, which include joist hangers and column bases and caps, had the highest percentage growth rates in sales. Sales of Simpson Dura-Vent’s pellet vent, chimney and gas vent products increased compared to the first quarter of 2003, while sales of its Direct-Vent product line decreased primarily as a result of the loss of the customer who began to supply these products from internal sources. The timing of the loss of this customer in the second half of 2003 was expected and previously disclosed.

Income from operations increased 58.5% from $18,485,146 in the first quarter of 2003 to $29,307,288 in the first quarter of 2004 and gross margins increased from 39.2% in the first quarter of 2003 to 40.4% in the first quarter of 2004. This increase was primarily due to improved absorption of overhead costs, partially offset by an increase in material costs, mainly steel, the prices of which have continued to increase at unprecedented rates. To reduce the influence of rising steel prices, the Company purchased additional steel in the fourth quarter of 2003 and early in the first quarter of 2004 which is reflected in its inventory balances. If the prices of steel stay at their current levels or increase further as, expected, the Company’s margins could deteriorate.

Selling expenses increased 13.2% from $11,526,709 in the first quarter of 2003 to $13,045,528 in the first quarter of 2004, primarily due to increased costs associated with the addition of sales personnel, including those related to the acquisition in May 2003 of MGA Construction Hardware & Steel Fabricating Limited and MGA Connectors Limited (collectively, “MGA”) in Canada, and increased promotional activities. General and administrative expenses increased 42.5% from $15,598,725 in the first quarter of 2003 to $22,225,820 in the first quarter of 2004. This increase was primarily due to increased cash profit sharing, as a result of higher operating income, and stock option expenses. The increase was also partially due to higher legal expenses and increased cost associated with the addition of administrative employees, including those related to the acquisition of MGA. In addition, the Company donated $0.5 million to a university in central California to help fund the research and development of innovative construction practices. The tax rate was 39.3% in the first quarter of 2004, down from 40.8% in the first quarter of 2003. The decrease was primarily due to tax credits in an enterprise zone related to the expansion of the Company’s facilities in Stockton, California.

 In April 2004, the Company’s Danish subsidiary acquired 100% of the shares of ATF Furrer Holz GmbH (“ATF”), in Switzerland, for approximately $0.5 million. ATF distributes a line of hidden connectors in some European countries.

 In April 2004, the Company’s Board declared a dividend of $0.10 per share. The record date for this dividend is July 6, 2004, and it will be paid on July 21, 2004.

The Company intends to begin the repurchase of approximately 575,000 shares of its Common Stock in the open market in the second quarter of 2004 to reduce the dilutive effect of recently granted stock option. At current prices, the Company estimates that the cost of the transactions will total between $25 million and $30 million. Such costs will be part of the $50 million that the Company’s Board of Directors authorized in December 2003.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, April 23, 2004, at 6:00 am, Pacific Time. To participate, callers may dial 800-540-0559. The call will be webcast simultaneously as well as being available for approximately one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three months ended March 31, 2004 and 2003, are as follows:

	Three Months Ended March 31,
	(Unaudited)
	2004	2003
Net sales	$159,915,734	$116,456,180
Cost of sales	95,337,098	70,845,600
Gross profit	64,578,636	45,610,580

Selling expenses	13,045,528	11,526,709
General and administrative expenses	22,225,820	15,598,725

Income from operations	29,307,288	18,485,146

Interest income, net	272,847	129,950
Income before taxes	29,580,135	18,615,096

Provision for income taxes	11,630,665	7,590,194
Net income	$17,949,470	$11,024,902

Net income per share:
Basic	$0.74	$0.45
Diluted	0.73	0.44

Weighted average shares outstanding:
Basic	24,272,272	24,581,348
Diluted	24,664,270	24,902,398

Other data:
Depreciation and amortization	$4,717,031	$3,966,453
Pre-tax stock compensation expense	1,506,133	575,147

The Company’s financial position as of March 31, 2004 and 2003, and December 31, 2003, is as follows:

	March 31,		December 31,
	(Unaudited)		(Unaudited)
	2004	2003	2003
Cash and short-term investments	$115,902,823	$112,082,437	$139,873,752
Trade accounts receivable, net	106,004,468	71,803,708	66,073,296
Inventories	115,290,897	99,634,575	106,202,713
Other current assets	11,873,713	12,348,524	12,114,903
Total current assets	349,071,901	295,869,244	324,264,664

Property, plant and equipment, net	108,477,981	101,529,045	107,226,319
Goodwill	23,444,265	14,754,292	23,655,860
Other noncurrent assets	7,030,061	5,348,950	6,545,547
Total assets	$488,024,208	$417,501,531	$461,692,390

Trade accounts payable	20,392,693	$18,974,017	$22,567,291
Notes payable and current portion of long-term debt	2,666,161	2,631,986	1,113,657
Other current liabilities	41,453,935	27,724,763	31,085,815
Total current liabilities	64,512,789	49,330,766	54,766,763

Long-term debt	5,199,434	5,278,586	5,177,936
Other long-term liabilities	1,112,856	675,769	1,443,440
Stockholders’ equity	417,199,129	362,216,410	400,304,251
Total liabilities and stockholders’ equity	$488,024,208	$417,501,531	$461,692,390

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	April 23, 2004	By	/s/Michael J. Herbert
Michael J. Herbert
Chief Financial Officer